Exhibit 99.1

Contact:	Calvin E. Jenness
Senior Vice President and Chief Financial Officer
503-653-4573
Release:	Immediately

Blount Announces First Quarter Earnings

•              First quarter sales increased by 12% from first quarter of 2004

•              Net Income more than doubled from last year to $17.2 million

•              Diluted earnings per share increased by 57% to $0.36

•              Order backlog increased by 8% in the quarter to $161.9 million

Portland, OR, May 10, 2005- Blount International, Inc. [NYSE: BLT] (“Blount” or the “Company”) today reported results for the first quarter ended March 31, 2005. Sales for the quarter were $185.3 million, a 12% increase from sales in last year’s first quarter. Operating income was $29.6 million compared to $27.2 million in the first quarter of 2004.  Net income in this year’s first quarter was $17.2 million ($0.36 per diluted share) compared to $7.6 million ($0.23 per diluted share) in the comparable period of 2004.

Commenting on the first quarter results, James S. Osterman, Chairman and Chief Executive Officer, stated: “The first quarter was a solid start to the 2005 fiscal year for the Company as we continued our trend of sales and profit growth. Our Outdoor Products segment posted record quarterly sales performance with a 14% year-over-year increase and our two other segments also recorded sales increases from last year’s first quarter. Operating income improved from last year’s first quarter despite the negative impact of increases in steel costs compared to 2004. The outlook for the rest of the year is positive, as evidenced by our increased order backlog, and we expect our full year 2005 results to be in line with the guidance that we have previously issued”.

Segment Results

The Outdoor Products segment reported first quarter sales of $116.8 million, a 14% increase from last year’s first quarter sales of $102.1 million. Contribution to operating income for this segment was $28.5 million, an 8% increase from last year’s $26.3 million. Sales increased in most geographical markets from last year as the Company benefited from the relative weakness of the United States dollar and stable demand for chainsaw products. Additionally, the sale of concrete cutting products increased by 43% from last year’s first quarter, in part due to a product line extension introduced during 2004. The year-over-year increase in segment contribution to operating income was limited by a $3.0 million increase in steel costs from the first quarter of 2004.  Backlog increased to $90.8 million from $73.0 million at the end of last year’s first quarter and $77.4 million at the end of 2004.

The Industrial and Power Equipment segment posted first quarter sales of $56.0 million compared to $54.0 million in 2004, a 4% increase. Segment contribution to operating income was $4.7 million, equal to the first quarter of 2004. The year over year increase in sales reflects selling price increases implemented in January, partially offset by a slight decline in the sale of timber harvesting equipment. The segment contribution to operating income was flat compared to the first quarter of 2004, since the impact of the selling price increases was offset by an unfavorable product mix and higher steel costs. Backlog for this segment as of March 31 was $69.8 million, compared to $49.5 million at the end of last year’s first quarter and $63.7 million at the end of 2004.

The Lawnmower segment reported a 32% increase in sales to $12.7 million in the first quarter from $9.6 million last year. Contribution to operating income was $0.2 million in this year’s first quarter compared to a $0.2 million loss in the first quarter of 2004. The improvement in sales and profitability from the first quarter of 2004 was primarily due to a 22% increase in unit sales. Improvements to the lawnmower product offerings in 2004 and improved distribution are the primary factors for this unit increase.

Blount International, Inc. is a diversified international company operating in three principal business segments: Outdoor Products, Industrial and Power Equipment and Lawnmower. Blount International, Inc. sells its products in more than 100 countries around the world. For more information about Blount International, Inc., please visit our website at http://www.blount.com.

Forward looking statements in this release, including without limitation the Company’s “outlook”, “expectations” , “beliefs”, “plans”, “indications”,” estimates”, “anticipations”, and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information  and on assumptions that the Company believes are reasonable ; however these forward looking statements involve  certain risks and should not be considered indicative of actual results that the Company may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, raw material costs, especially with respect to the price of steel, and the presumed relationship between backlog and future sales trends. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income	Three mos. ended Mar. 31
(In thousands, except per share data)	2005	2004
Sales	$185,254	$165,573
Cost of sales	125,285	108,619
Gross profit	59,969	56,954
Selling, general and administrative expenses	30,396	29,786
Operating income	29,573	27,168
Interest expense	(9,148)	(17,413)
Interest income	241	775
Other income (expense), net	(31)	113
Income before income taxes	20,635	10,643
Provision for income taxes	3,405	3,021
Net income (loss)	$17,230	$7,622

Basic earnings (loss) per share:	$0.38	$0.25
Diluted earnings (loss) per share:	$0.36	$0.23
Shares used for per share computations (in 000's):
Basic	45,102	30,860
Diluted	47,292	32,803

Condensed Consolidated Balance Sheets	Mar. 31,	Dec. 31,
(In thousands)	2005	2004
Assets:
Cash and cash equivalents	$26,266	$48,570
Accounts receivable	96,022	74,975
Inventory	90,294	81,098
Other current assets	5,233	4,693
Property, plant and equipment, net	99,093	97,929
Other assets	116,623	117,477
Total assets	$433,531	$424,742
Liabilities:
Current maturities of long-term debt	$3,199	$3,199
Other current liabilities	99,367	108,151
Long-term debt, net of current maturities	490,212	491,012
Other liabilities	78,903	78,534
Total liabilities	671,681	680,896
Stockholders’ deficit	(238,150)	(256,154)
Total liabilities and stockholders’ deficit	$433,531	$424,742

Segment Information	Three mos. ended Mar. 31
(In thousands)	2005	2004
Sales:
Outdoor products	$116,801	$102,101
Industrial and power equipment	56,016	54,024
Lawnmower	12,742	9,619
Elimination	(305)	(171)
Total sales	$185,254	$165,573
Operating income (loss):
Outdoor products	$28,486	$26,321
Industrial and power equipment	4,747	4,741
Lawnmower	241	(227)
Elimination	(39)	3
Corporate office expense	(3,862)	(3,670)
Operating income	$29,573	$27,168
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